SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                             Denbury Resources Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:
________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:
________________________________________________________________________________
     3)   Filing Party:
________________________________________________________________________________
     4)   Date Filed:
________________________________________________________________________________

[GRAPHIC OMITTED]





                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS


                                 April 10, 2002


To the Shareholders:

     You are hereby notified that the 2002 Annual Meeting of Shareholders of Denbury Resources Inc., a Delaware corporation ("Denbury" or the "Company"), will be held at the Denbury offices located at 5100 Tennyson Parkway, Suite 3000, Plano, Texas 75024, at 3:00 P.M., CDT, on Wednesday, May 22, 2002, for the following purpose:

     (1) to elect nine directors, each to serve until their successor is elected and qualified;

     (2) to increase the number of shares that may be issued under our stock option plan;

     (3) to increase the number of shares that may be issued under our employee stock purchase plan;

and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on April 8, 2002, are entitled to notice of and to vote at the annual meeting.

     Shareholders are urged to vote their proxy promptly by either returning the enclosed proxy, voting by telephone or voting via the internet, each as more fully described in the enclosed Proxy Statement, whether or not they expect to attend the annual meeting in person.

                                              /s/ Phil Rykhoek
                                              Phil Rykhoek
                                              Chief Financial Officer and
                                              Secretary

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO VOTE THEIR PROXY WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

                             DENBURY RESOURCES INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON WEDNESDAY, MAY 22, 2002


     THE ENCLOSED PROXY IS FURNISHED IN CONNECTION WITH THE SOLICITATION
OF VOTES BY THE MANAGEMENT OF DENBURY RESOURCES INC., a Delaware corporation ("Denbury" or the "Company") for use at the annual meeting of the shareholders of Denbury to be held on the 22nd day of May, 2002 at the our offices at 5100 Tennyson Parkway, Suite 3000, Plano, Texas at 3:00 P.M. CDT, or at any adjournment thereof.

     We anticipate that this proxy statement, proxy card and our 2001 annual report to shareholders will be mailed around April 10th, 2002.

                    RECORD DATE AND COMMON STOCK OUTSTANDING

     Our board of directors has fixed the record date for the annual meeting as of the close of business on Monday, April 8, 2002. Only shareholders of Denbury of record as of the record date are entitled to receive notice of and to vote at the meeting. As of the record date, there were approximately 53,100,000 shares of common stock of Denbury outstanding.

                             VOTING OF COMMON STOCK

     A proxy card accompanies the Notice of Annual Meeting and this Proxy Statement. In order to be valid and acted upon at the annual meeting, your proxy card must be received by the Secretary of Denbury or by the transfer agent, American Stock Transfer and Trust, 40 Wall Street, New York, NY 10005, before the time set for the holding of the meeting or any adjournment thereof. You may also vote your shares by phone, (800)-PROXIES, or may vote via the internet at www.voteproxy.com.

     If you submit a proxy, you may revoke it any time prior to the meeting, or if you attend the meeting personally, you may revoke your proxy at that time and vote in person. In addition, regardless of which method you used to submit your proxy, you may revoke it by any later-dated vote via the telephone, the internet or in writing and deposited at either our registered office or our principal place of business, at any time up to the time of the meeting, or with the Chairman of the meeting on the day of the meeting. You should note that your mere presence at the meeting, however, will not constitute a revocation of a previously submitted proxy.

          In order for us to have a quorum at our annual meeting, we must have at least one-third of our issued and outstanding shares of common stock represented in person or by proxy at the meeting. If you are a holder of our common stock, you are entitled to one vote at the meeting for each share of common stock that you held as of the record date. You will not be allowed to cumulate your votes for the election of directors. If you do not wish to vote for a particular nominee, you must clearly identify the exception on your proxy card. It requires a majority of the votes cast in person or by proxy to elect each nominee for director and to approve each item at the meeting. We will include abstentions in the vote totals, which means that they have the same effect on each proposal as a negative vote. However, broker non-votes, if any, will not be included in the vote totals and therefore will not have any effect.

     We will vote all proxies that have been properly executed at the meeting in accordance with the direction on the proxy. YOU SHOULD NOTE THAT IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED FOR ALL THE DIRECTOR NOMINEES AND FOR APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES THAT MAY BE ISSUED UNDER THE STOCK OPTION AND STOCK PURCHASE PLANS. Our board has designated Ron Greene and Gareth Roberts to serve as proxies. We do not know of any matters, other than those matters listed on the Notice of Annual Meeting of Shareholders, that will be brought before the meeting. However, if any other matters are properly presented for action at the meeting, we intend for Ron Greene and/or Gareth Roberts, as proxies named in the enclosed proxy card, to vote at their discretion on such matters.

                         PERSONS MAKING THE SOLICITATION

     We will bear all the costs incurred in the preparation and mailing of the proxy, Proxy Statement and Notice of Annual Meeting. In addition to solicitation by mail, our directors, officers or employees may solicit proxies by personal interviews, telephone or other means of communication. If they do so, these individuals will not receive any special compensation for these services. Even though we have not made any provision to do so, we may also contract for the distribution and solicitation of proxies for the meeting at our expense.

                     BUSINESS TO BE CONDUCTED AT THE MEETING

PROPOSAL ONE:
-------------

ELECTION OF DIRECTORS

     Our Bylaws provide that our board of directors shall consist of a minimum of three and a maximum of fifteen directors. Each of the directors are elected annually and hold office until the close of the next annual meeting of shareholders unless he resigns from that position or ceases to be a director by operation of law. On July 10, 2001, the date of our acquisition of Matrix Oil & Gas, Inc., our board was increased from eight to nine directors and David B. Miller was elected to fill the vacancy. We presently have nine directors, all of whom are serving terms that expire at the meeting.

     Unless you mark a proxy to the contrary, we plan to vote the proxies for the election of the nine nominees as directors as listed herein. All nine of these individuals are current members of the board. We do not foresee any reason why any of these nominees would become unavailable, but if they should, we may either vote your proxy for a substitute that is nominated by the board or reduce the size of our board accordingly.

                                 David Bonderman
                                Ronald G. Greene
                                David I. Heather
                                 David B. Miller
                              William S. Price, III
                                 Gareth Roberts
                                  Jeffrey Smith
                              Wieland F. Wettstein
                                Carrie A. Wheeler

          The names, ages, offices held, period of time served as a director and the principal occupation of each person nominated for election as a director are as follows:

                                                                Officer or
                                                 Offices         Director
             Name                  Age            Held             Since               Principal Occupation
-------------------------------  --------  ------------------- -------------  ---------------------------------------
Ronald G. Greene (1)(2)             53        Chairman and         1995       Principal Shareholder, Officer and
                                                Director                      Director of Tortuga Investment Corp.

David Bonderman                     59          Director           1996       Principal of the Texas Pacific Group

David I. Heather (1)                60          Director           2000       President of The Scotia Group

David B. Miller (1)                 52          Director           2001       Senior Managing Director of EnCap
                                                                                  Investments L.L.C.

William S. Price, III(2)            45          Director           1995       Principal of the Texas Pacific Group

Gareth Roberts                      49      President, Chief       1992       President and Chief Executive Officer,
                                            Executive Officer                      Denbury Resources Inc.
                                               and Director

Jeffrey Smith                       40          Director           2001       Principal of the Texas Pacific Group

Wieland F. Wettstein(1)             52          Director           1990       Executive Vice-President, Finex
                                                                                   Financial Corporation Ltd.

Carrie A. Wheeler                   30          Director           2000       Principal of the Texas Pacific Group

    (1)       Member of the Audit Committee.
    (2)       Member of the Compensation, Stock Option Plan and Stock Purchase Plan Committees.

DIRECTORS

     Ronald G. Greene has been Chairman of the board and a director of Denbury since 1995. Mr. Greene was the founder and Chairman of the board of directors of Renaissance Energy Ltd. and was Chief Executive Officer of Renaissance from its inception in 1974 until May 1990. He is also the principal shareholder, officer and director of Tortuga Investment Corp., a private investment company. Mr. Greene also serves on the board of directors of WestJet Airlines Ltd., a public Canadian scheduled airline and Husky Energy Inc., a public Canadian oil and gas company.

     David Bonderman has been a director of Denbury since 1996. Mr. Bonderman is a founding partner of the Texas Pacific Group ("TPG") and has been Managing General Partner of TPG for more than seven years. Mr. Bonderman also serves on the board of directors of Continental Airlines, Inc.; Co-Star Realty Group,
Inc.; Ducati Motor Holdings, S.p.A.; Magellan Health Services, Inc.; Oxford Health Plans, Inc.; Paradyne Networks, Inc.; ProQuest, Inc.; Ryanair Ltd; ON Semiconductor Corporation; and Washington Mutual, Inc.

     David I. Heather has been a director of Denbury since 2000. Mr. Heather is the founding partner and President of The Scotia Group, an independent petroleum engineering group in Dallas, Texas, founded in 1981. His experience includes reservoir and economic analysis in almost every producing area throughout the world. Mr. Heather is a Chartered Engineer of Great Britain and received his Bachelor of Science degree in Chemical Engineering from the University of London in 1963.

     David B. Miller has been a director of Denbury since 2001. Mr. Miller is a co-founder and Senior Managing Director of EnCap Investments L.L.C., an investment manager and provider of private equity capital to the independent sector of the oil and gas industry. Prior to forming EnCap in 1988, Mr. Miller was Co-Chief Executive Officer of MAZE Exploration Inc., an oil and natural gas company he co-founded in 1981. Mr. Miller also serves on the board of directors of 3TEC Energy Corporation, First Permian LLC and Cordillera Energy Partners, LLC., Sawtooth Energy Partners, LLC and Ovation Energy Partners, LLC.

     William S. Price, III has been a director of Denbury since 1995. Mr. Price is a founding partner of TPG. Before forming TPG in 1992, Mr. Price was Vice-President of Strategic Planning and Business Development for G.E. Capital, and from 1985 to 1991 was employed by the management consulting firm of Bain & Company, attaining officer status and acting as co-head of the Financial
Services Practice. Mr. Price also serves on the board of directors of Belden & Blake Corporation; Continental Airlines, Inc.; Del Monte Foods Company; Gemplus International, S.A. and Verado Holdings. Mr. Price also serves on the boards of several private companies.

     Gareth Roberts has been President, Chief Executive Officer and a director since 1992. Mr. Roberts founded Denbury Management, Inc., the former operating subsidiary of the Company in April 1990. Mr. Roberts has more than 20 years of experience in the exploration and development of oil and natural gas properties with Texaco, Inc., Murphy Oil Corporation and Coho Resources, Inc. His expertise is particularly focused in the Gulf Coast region where he specializes in the acquisition and development of old fields with low productivity. Mr. Roberts holds honors and masters degrees in Geology and Geophysics from St. Edmund Hall, Oxford University. Mr. Roberts also serves on the board of directors of Belden & Blake Corporation.

     Jeffrey Smith, a director since 2001, joined the Texas Pacific Group in 2000 in the capacity of Portfolio Company Operations. Mr. Smith has 10 years of experience in management consulting, serving most recently as a Strategy Consultant with Bain & Company, a consulting firm, from 1993 to 1999. He was also previously employed by the consulting firms of The L|E|K Partnership and McKinsey & Co. , Exxon USA as a Senior Engineer, and conducted research at the R&D Division of Conoco, Inc. Mr. Smith received his Bachelor of Science and Master of Science degrees in Petroleum Engineering from the University of Texas. He received his Master of Business Administration from the Wharton School of Business.

     Wieland F. Wettstein has been a director of Denbury since 1990. Mr. Wettstein is the Executive Vice President of, and indirectly controls 50% of Finex Financial Corporation Ltd., a merchant banking company in Calgary, Alberta, a position he has held for more than five years. Mr. Wettstein is Chairman of the board of directors of a Canadian public oil and natural gas company, BXL Energy Ltd., and a private technology firm.

     Carrie A. Wheeler has been a director of Denbury since 2000. Ms. Wheeler has been a principal with the Texas Pacific Group since 1996 and prior to joining the Texas Pacific Group was with Goldman, Sachs & Co. for three years.

     OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE FOREGOING DIRECTORS.

PROPOSAL TWO:
-------------

INCREASE IN NUMBER OF SHARES THAT MAY BE ISSUED UNDER OUR STOCK OPTION PLAN

     The second proposal before the shareholders is the approval of an amendment to our stock option plan previously approved by our board, which increases the number of shares that may be issued under the plan by 1,600,000 shares. Without shareholder approval of the proposed increase, there are no shares remaining for future grants under the plan and 431,512 of the 765,436 stock options granted between January 1, 2002 and March 15, 2002 will need to be revoked.

     When we first adopted the Plan in August of 1995, a maximum of 1,050,000 shares of common stock were reserved for the plan. Subsequent amendments by the board and shareholders have increased the maximum shares to 5,745,587. If you approve the second proposal, the maximum shares available for the plan will further increase to 7,345,587. As further outlined in the following table, 912,693 shares of the revised new maximum share total have already been issued as a result of prior exercises of stock options, leaving 6,432,894 shares of common stock available for past and future option issuances. Of this total, 5,264,406 options are currently outstanding (2,390,687 of which were currently exercisable), which would leave 1,168,488 stock options available for future grants as of March 15, 2002.

     We granted 1,222,141 options during 2001, which was more options than normal in a single year as a result of the acquisition of Matrix Oil & Gas, Inc. and the resulting increase in employees. At December 31, 2001, 4,616,333 options were outstanding at prices ranging from $3.77 to $22.25, with a weighted average price of $8.40. Of the total outstanding options as of year-end 2001, 1,858,072 options were exercisable.

     Since August 9, 1995, the effective date of the Plan, the following activity has taken place, assuming the second proposal to increase the total number of shares available under the plan is approved:



                                           Actual Stock           Stock Options          Total Shares
                                              Options             Available for          Reserved For
                                            Outstanding           Future Grants        Future Issuance
                                       ---------------------   -------------------   --------------------

Balance - August 9, 1995                             614,425               435,575              1,050,000
       Granted                                     6,319,535            (6,319,535)                     -
       Exercised                                    (912,693)                    -               (912,693)
       Canceled                                     (756,861)              756,861                      -
       Authorized increases (1)                            -             6,295,587              6,295,587
                                       ---------------------   -------------------   --------------------

Balance - March 15, 2002                           5,264,406             1,168,488              6,432,894
                                       =====================   ===================   ====================


Percent of common shares
       outstanding - March 15, 2002                     9.9%                  2.2%                  12.1%
                                       =====================   ===================   ====================

(1) Includes 1,600,000 shares authorized by the board that are subject to shareholder approval.

     Our board is proposing to increase the number of shares available under the plan in order to issue shares upon exercise of the options which have already been granted, subject to shareholder approval, and to ensure that there will be sufficient shares available under the plan for option grants to employees during the next twelve months. Stock options are a vital element of our employees' compensation and we believe they are necessary to recruit and maintain our employees, our most valuable asset. See also "Statement of Executive Compensation - Board Compensation Committee Report on Executive Compensation." We generally issue stock options to all new employees when they begin their employment with us and thereafter, stock options are generally issued on an annual basis during the month of January.

     SUMMARY OF THE KEY TERMS OF THE PLAN. Our stock option plan is designed to provide employees and officers with an added incentive; to help us attract and retain personnel of outstanding competence; and to align the interests of employees with those of the shareholders by providing them with the opportunity to acquire an increased proprietary interest in Denbury. Our plan is administered by the Stock Option Plan Committee of the board, which is comprised of Messrs. Price and Greene. Our plan terminates on August 9, 2005 (unless sooner terminated by the board), except with respect to stock options then outstanding. Our board may amend the plan, except that shareholders must approve
(i) an increase in the number of shares reserved under the plan, (ii) the maximum period during which options may be exercised, (iii) amendment of the plan more frequently than every six months, (iv) material modifications in the requirements for eligibility to participate in the plan, or (v) material increases in the benefits accruing to participants in the plan. Pursuant to the plan, we may grant either non-qualified or incentive stock options to directors, officers and full-time employees of Denbury. Although the plan allows us to issue options to directors, none of our non-employee directors have options, nor are there any current plans to issue any to such directors. All of our employees are participants in the stock option plan. For the most recent year, the options were allocated among the employees in approximately the same ratio as their bonuses. See also "Statement of Executive Compensation - Board Compensation Committee Report on Executive Compensation - Stock Options." The top five most highly compensated officers received approximately 5.3% of the total option grants during 2001. See also "Statement of Executive Compensation - Option Grants in 2001."

     Our board sets the term, vesting and exercisability of options granted under the plan, provided that if they fail to specify a vesting schedule to the contrary, the options vest over a four year period at the rate of 25% per year. Generally, options that have been granted to new employees at their time of employment have vested 25% per year, but options that have been granted to existing employees on an annual basis generally vest 100% four years from the date of grant. The exercise price of the options is based on market price at the time of the grant, which is defined as the average closing price on the New York Stock Exchange ("NYSE") for the ten trading days prior to the grant date. If there are stock dividends, combinations or other recapitalizations, mergers or spin-offs that occur of part of our business, we will make adjustments to the option exercise price and number of shares for any existing stock options. We cannot grant an option for a period longer than 10 years from the date of the grant and the stock options are not transferable.

     If there is a change of control of Denbury, all outstanding unexpired options will immediately vest. A change of control includes a tender offer, a change in a majority of the incumbent directors or majority of our common stock, certain mergers and a sale of substantially all our assets. If a plan participant becomes disabled or retires, all outstanding unexercised stock options vest immediately and are exercisable for a 90 day period. If a participant dies, the options also vest immediately and are exercisable for a 365 day period. All option agreements granted under the plan must be in accordance with the policies and procedures of the NYSE.

BOARD OF DIRECTORS' RECOMMENDATION

     Pursuant to NYSE regulations, this increase in the number of shares of common stock reserved for issuance under our stock option plan must be approved by the shareholders. This amendment requires a simple majority of votes cast at the meeting, provided that there is a quorum. OUR BOARD OF DIRECTORS BELIEVES THAT OUR STOCK OPTION PLAN IS AN INTEGRAL PART OF OUR OVERALL COMPENSATION PLAN AND RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote the proxies for the approval of the amendment.

PROPOSAL THREE:
---------------

INCREASE IN NUMBER OF SHARES THAT MAY BE ISSUED UNDER OUR EMPLOYEE STOCK PURCHASE PLAN

     The third proposal before the shareholders is the approval of an amendment to our employee stock purchase plan previously passed by our board, which increases the number of shares that may be issued under the plan by 500,000 shares. Without shareholder approval of the proposed increase, there are 292,950 shares remaining for future grants under the plan which may not be enough to cover the grants until next year's annual meeting. Without shareholder approval, once these remaining available shares are issued, the plan will be terminated and any employee contributions that remain will be refunded to them.

     When we first adopted the employee stock purchase plan in 1996, a maximum of 250,000 shares of common stock were reserved for the plan. Subsequent amendments by the board and shareholders have increased the maximum shares to 1,250,000. If you approve this proposal, the maximum shares available for the plan will further increase to 1,750,000, leaving 792,950 shares available for future issuance as of March 15, 2002.

     Our board is proposing to increase the number of shares available under the plan to ensure that there will be sufficient shares available under the plan for employees during the next twelve months. The stock purchase plan is a vital element of our employees' compensation and helps align the interest of our employees with you, our shareholders. We also believe that the plan helps us recruit and maintain employees. See also "Statement of Executive Compensation - Board Compensation Committee Report on Executive Compensation."

     SUMMARY OF THE KEY TERMS OF THE PLAN. Our employee stock purchase plan, adopted as of February 1996, is designed to provide our employees with an opportunity to purchase our common stock, aligning their interests with our shareholders' interests. In addition, with its partial matching provisions, the plan provides additional compensation to our employees, helping us to attract and retain personnel of outstanding competence. Our plan is administered by the Stock Purchase Plan Committee of the board, which is comprised of Messrs. Price and Greene. Our plan, which originally was to expire in 2001, was recently extended by the board to expire in August 2005.

     The stock purchase plan provides that full-time employees may elect to participate in the plan before the beginning of each quarter, although if they should elect not to participate, they must wait for a period of six months before participating again. The employees may elect to contribute up to 10% of their salary to the plan either by payroll deductions or by making a cash payment prior to the end of each quarter. At each quarter-end, we contribute an amount equal to 75% of the employee's contributions and convert the combined funds into shares of our common stock for the account of the employee calculated by using the current market price at that time. The market price is defined as the average closing price on the NYSE for the ten trading days prior to the issue date. In addition, we pay the income tax on the Company matching portion for employees that are below a certain salary threshold, generally lower-paid employees that are not in the professional group.

     To date, we have issued new, previously unissued shares of common stock to our employees under the plan, although the plan does allow us to purchase such shares on the open market. The shares of common stock are held by our transfer agent for the employee for one year after issuance, after which time the employee is able to sell the shares at his or her discretion. Even though the employee may not sell the shares during the first year, the shares are fully vested at the time of issuance. If an employee is terminated for any reason prior to the quarter-end or makes an election to withdraw during the quarterly period, any contributions made by such employee during the quarter is refunded, without interest, and such employee does not receive our matching contribution.

     As the shares are immediately vested upon issuance, there are no provisions for a change of control in the plan. Any change in the capitalization of our Company such as stock dividends, stock splits, mergers, etc., will be taken into account at the time of issuance at each quarter-end. The funds contributed by us and the employee will be combined to purchase shares each quarter based on the capital structure in place at that point in time. This plan must also comply with the policies and procedures of the NYSE.

BOARD OF DIRECTORS' RECOMMENDATION

     Although approval of this increase is not required by NYSE regulations, our board has elected to present it to the shareholders for approval. A simple majority of votes cast at the meeting will approve the amendment, provided that there is a quorum. OUR BOARD OF DIRECTORS BELIEVES THAT THE EMPLOYEE STOCK PURCHASE PLAN IS AN INTEGRAL PART OF OUR OVERALL COMPENSATION PLAN AND RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote the proxies for the approval of the amendment.

                    BOARD MEETINGS, ATTENDANCE AND COMMITTEES

     The board met nine times during the year ended December 31, 2001, including telephone meetings. All incumbent directors, except for Mr. Bonderman, attended at least 75% of the meetings. The board took all other actions by unanimous written consent during 2001. In addition, all directors attended at least 75% of all meetings of each of the committees on which they served. The board has an Audit Committee, a Compensation Committee, a Stock Option Plan Committee and a Stock Purchase Plan Committee. The board does not have a nominating committee. The entire board acts in that capacity. On occasion, the board appoints other committees to deal with certain matters. During 2001, the board appointed a pricing committee relating to our sale of subordinated debentures. This committee met twice during 2001.

AUDIT COMMITTEE REPORT

     The Audit Committee is comprised of four outside independent directors, Messrs. Greene, Heather, Miller and Wettstein, with Mr. Wettstein acting as Chairman. Mr. Miller first joined the Audit Committee in December 2001 while the other members were on the committee during the entire year. The Audit Committee meets regularly with financial management, the internal auditor and independent auditors to review financial reporting and accounting and financial controls of the Company. The Audit Committee reviews and gives prior approval for fees and non-audit related services of the independent auditors. The internal auditor, independent auditors and independent engineers all have unrestricted access to the Audit Committee and meet with the Audit Committee without management representatives present to discuss the results of their examinations and their opinions. The Audit Committee also meets with the independent reserve engineers, has the power to conduct internal audits and investigations, receives recommendations or suggestions for changes in accounting procedures, and initiates or supervises any special investigations it may choose to undertake. Each year, the Audit Committee recommends to the board the selection of a firm of independent auditors and a firm of independent reserve engineers. The Audit Committee met three times during 2001.

     The NYSE has established standards, which have been accepted by the Securities and Exchange Commission (the "SEC"), with respect to independence and financial experience of the members of the audit committee. The NYSE standards require that all of the members of audit committees be independent and that they all be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. Additionally, at least one member of the committee must have past employment experience in finance or accounting or other comparable experience or background, such as being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The members of the Denbury Audit Committee satisfy the NYSE criteria for both independence and experience.

     The Audit Committee reports to the board on its activities and findings. The board has adopted a written charter for the Audit Committee. The board reviews and approves changes to the Audit Committee Charter.

     The Audit Committee reports as follows with respect to our 2001 audited financial statements:

     o The Committee has reviewed and discussed with management our 2001 audited financial statements;

     o The Committee has discussed with the independent auditors (Deloitte & Touche LLP) the matters required to be discussed by SAS 61 which includes, among other items, matters related to the conduct of the audit of our financial statements;

     o The Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditors' independence from Denbury and its related entities) and has discussed with the auditors the auditors' independence from Denbury; and

     o Based on review and discussions of our 2001 audited financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the board that our 2001 audited financial statements be included in Denbury's Annual Report on Form 10-K.

                                               The Audit Committee
                                               Wieland F. Wettstein, Chairman
                                               Ronald G. Greene
                                               David I. Heather
                                               David B. Miller

COMPENSATION COMMITTEE

     The Compensation Committee is comprised of Messrs. Greene and Price, with Mr. Price acting as its Chairman. The Compensation Committee makes recommendations to our board with respect to the nature and amount of all compensation of our officers, reviews our benefit plans, including reports from the Stock Option Plan and Stock Purchase Plan Committees and our health and other benefit plans, and at least annually prepares a compensation report in accordance with the rules and regulations promulgated under applicable securities laws. The Compensation Committee met one time during 2001.

     The board also has appointed a Stock Option Plan Committee and a Stock Purchase Plan Committee to administer the two respective benefit plans and to report and coordinate their efforts with the Compensation Committee. Both committees are comprised of Messrs. Greene and Price, with Mr. Price acting as their Chairman. These committees met as part of the Compensation Committee during 2001.

                            COMPENSATION OF DIRECTORS

     Information regarding the compensation received from Denbury, including options, during the fiscal year ended December 31, 2001 by Mr. Roberts, President, Chief Executive Officer and a director of the Company, is disclosed under the heading "Statement of Executive Compensation - Summary Compensation Table."

DIRECTORS FEES

     During 2000, we adopted a Director Compensation Plan to provide compensation to our independent directors (who were not employees or affiliates) so as to attract, motivate and retain experienced and knowledgeable persons to serve as our directors and to promote identification of such directors' interests with you, our shareholders. In February 2001, the board voted to expand the eligibility of the directors plan to include all non-employee directors, including the directors affiliated with the Texas Pacific Group, our largest shareholder.

     Under the directors plan, our non-employee directors are paid an annual retainer fee of $20,000, plus $2,000 per board meeting attended and $1,000 per telephone conference attended. In addition, the Chairman of the Audit Committee, Compensation Committee and the Chairman of the board are paid an additional fee of $5,000 per year. The directors plan allows each director to make an annual election to receive his or her compensation either in cash or in shares of our common stock and to elect to defer receipt of such compensation, if they wish. We also reimburse our directors for out-of-pocket travel expenses in connection with each board meeting attended. We have reserved 100,000 shares for issuance under the directors plan and through December 31, 2001, had issued 10,373 shares pursuant to the plan.

DIRECTORS OPTIONS

     No directors were issued options during 2001 for their services as a director and, as of December 31, 2001, none of the directors, other than Mr. Roberts, held any options. The options held by Mr. Roberts are disclosed under the heading "Statement of Executive Compensation."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists, as of March 15, 2002, the shareholders of which we are aware that beneficially own more than 5% of our issued and outstanding common stock and the common stock held by our executive officers and directors, individually and as a group. Unless otherwise indicated, each shareholder identified in the table is believed to have sole voting and investment power with respect to the shares beneficially held. The table includes shares that were acquirable within 60 days following March 15, 2002 under our Stock Option Plan. You should note that some shares are listed as being beneficially owned by more than one shareholder.

                                                                              Beneficial Ownership of
                                                                                Common Stock as of
                                                                                  March 15, 2002
                                                                     -----------------------------------------
                      Name and Address of                                                        Percent of
                        Beneficial Owner                                     Shares              Outstanding
---------------------------------------------------------------      ----------------------    ---------------
Ronald G. Greene...............................................                 937,717 (1)          1.8%
David Bonderman................................................              27,624,314 (2)         52.1%
      301 Commerce Street, Suite 3300
      Ft. Worth, TX  76102
William S. Price, III..........................................              27,310,314 (3)         51.5%
       345 California Street, Suite 3300
       San Francisco, CA   94104
David I. Heather...............................................                   6,500 (4)           *
David B. Miller................................................                       -               *
Wieland F. Wettstein...........................................                  22,156 (5)           *
Carrie A. Wheeler..............................................                     500               *
Jeffrey Smith..................................................                       -               *
Gareth Roberts.................................................                 671,796 (6)          1.3%
Ronald T. Evans................................................                  22,997 (7)           *
Phil Rykhoek...................................................                 105,525 (7)           *
Mark A. Worthey................................................                 101,300 (7)           *
Mark C. Allen..................................................                  22,800 (7)           *
Ron Gramling...................................................                  75,475 (7)           *
Lynda Perrard..................................................                  67,081 (7)           *
All of the executive officers and directors as a group (15
     persons)..................................................              29,694,161 (8)         55.5%
Texas Pacific Group............................................              27,274,314 (9)         51.5%
      301 Commerce Street, Suite 3300
      Ft. Worth, TX  76102
EnCap Energy Capital Fund III .................................              3,941,960 (10)         7.4%
      1100 Louisiana, Suite 3150
      Houston, TX  77002

*     Less than 1%.
(1) Includes 30,150 shares of common stock held by Mr. Greene's spouse in her retirement plan, 900 shares held in trust for Mr. Greene's minor children, 34,000 held in the Greene Family Charitable Foundation of which Mr. Greene is the trustee, and 554,703 shares held by Tortuga Investment Corp., which is solely owned by Mr. Greene.

(2) Includes 350,000 shares of common stock in a family partnership 100% controlled by Mr. Bonderman. Mr. Bonderman is also a director, executive officer and shareholder of TPG Advisors, Inc. and TPG Advisors II, Inc.. TPG Advisors, Inc. is the general partner of TPG GenPar, L.P., which in turn is the general partner of both TPG Partners, L.P., and TPG Parallel I, L.P., which are the direct beneficial owners of 8,721,438 shares of common stock attributed to Mr. Bonderman. TPG Advisors II, Inc. is the general partner of TPG 1999 Equity Partners II, L.P. and also the general partner of TPG GenPar II, L.P., which in turn is the sole general partner of each of TPG Partners II, L.P., TPG Parallel II, L.P. and TPG Investors II, L.P., which are the direct beneficial owners of 18,552,876 shares of common stock attributed to Mr. Bonderman.

(3) Includes 7,000 shares of common stock held by Mr. Price and 29,000 shares held by Mr. Price's spouse. Mr. Price is also a director, executive officer and shareholder of TPG Advisors, Inc., and TPG Advisors II, Inc. TPG Advisors, Inc. is the general partner of TPG GenPar, L.P., which in turn is the general partner of both TPG Partners, L.P., and TPG Parallel I, L.P., which are the direct beneficial owners of 8,721,438 shares of common stock attributed to Mr. Price. TPG Advisors II, Inc. is the general partner of TPG 1999 Equity Partners II, L.P. and also the general partner of TPG GenPar II, L.P., which in turn is the sole general partner of each of TPG Partners II, L.P., TPG Parallel II, L.P. and TPG Investors II, L.P., which are the direct beneficial owners of 18,552,876 shares of common stock attributed to Mr. Price.

(4) Shares are held in a family trust of which Mr. Heather is a trustee.

(5) Includes 7,700 shares of common stock held by S.P. Hunt Holdings Ltd., which is solely owned by a trust of which Mr. Wettstein is a trustee. Also includes 7,556 shares of Common stock held by Finex Corporation Ltd., of which Mr. Wettstein is an officer, director and indirectly controls 50% of Finex Corporation Ltd.

(6) Includes 138,330 shares of common stock held by a corporation which is solely owned by Mr. Roberts, 2,228 shares held by his spouse and 135,125 shares which Mr. Roberts has the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from March 15, 2002. Ownership also includes 38,000 shares of common stock held in a private charitable foundation which he and his spouse control, but in which they have no beneficial interest.

(7) Includes  12,500;  102,625;  72,296;  17,250;  64,200;  and 59,450 shares of common stock which Mr. Evans, Mr. Rykhoek, Mr. Worthey, Mr. Allen, Mr. Gramling, and Ms. Perrard, respectively, have the right to acquire pursuant to stock options that are currently vested or that vest within 60 days from March 15, 2002.

(8) Includes 463,446 shares of common stock which the officers and directors as a group have the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from March 15, 2002. Beneficial ownership also includes the shares held by affiliates of TPG, although Mr. Price and Mr. Bonderman, who are directors of Denbury, are not the owners of record of these securities. (See also Footnote 9).

(9) These shares are held by affiliates of the Texas Pacific Group. Mr. Price and Mr. Bonderman, directors of Denbury, are directors, executive officers and shareholders of TPG Advisors, Inc. and TPG Advisors II, Inc. TPG Advisors, Inc. is the general partner of TPG GenPar, L.P., which in turn is the sole general partner of both TPG Partners, L.P. and TPG Parallel I, L.P., which are the direct beneficial owners of 8,721,438 shares of common stock. TPG Advisors II, Inc. is the general partner of TPG 1999 Equity Partners II, L.P. and also the general partner of TPG GenPar II, L.P., which in turn is the sole general partner of each of TPG Partners II, L.P., TPG Parallel II, L.P. and TPG Investors II, L.P., which are the direct beneficial owners of 18,552,876 shares of common stock.

(10) These shares are held by Energy Capital Investment Company PLC, EnCap Energy Capital Fund III-B, L.P., BOCP Energy Partners, L.P., and EnCap Energy Capital Fund III, L.P., all affiliates of the EnCap Investments L.L.C. Mr. Miller is Senior Managing Director and co-founder of EnCap Investments L.L.C., but disclaims any beneficial ownership of these shares of common stock.

                                   MANAGEMENT

     The names of our officers, the offices held by them and the period during which such offices have been held are set forth below. Each officer holds office until his successor is duly elected and qualified in accordance with the Bylaws.


               Name                      Age   Position
               ----                      ---   --------
               Gareth Roberts             49   President and Chief Executive Officer
               Ronald T. Evans            39   Vice President, Reservoir Engineering
               Phil Rykhoek               45   Chief Financial Officer, Vice President, Secretary and Treasurer
               Mark A. Worthey            44   Vice President, Operations
               Mark C. Allen              34   Controller & Chief Accounting Officer
               Ron Gramling               56   Vice President, Marketing
               Lynda Perrard              58   Vice President, Land

     Set forth below is a description of the business experience of each of the officers other than Gareth Roberts. See "Business to be Conducted at the Meeting
- Election of Directors" for a discussion of the business experience of Gareth Roberts.

     Ronald T. Evans, Vice President of Reservoir Engineering, is a registered Professional Engineer who joined us in September 1999. Before joining Denbury, he was employed in a similar capacity with Matador Petroleum Corporation for 3 years and employed by Enserch Exploration, Inc. for 12 years in various positions. Mr. Evans received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1984 and his MBA from the University of Texas at Dallas in 1995.

     Phil Rykhoek, a Certified Public Accountant, is Chief Financial Officer, Vice President, Secretary and Treasurer of Denbury. Before joining us in June 1995, Mr. Rykhoek was co-founder and an executive officer of Petroleum Financial, Inc. ("PFI"), a private company formed in May 1991 to provide accounting, financial, and management services on a contract basis to other entities. While at PFI, Mr. Rykhoek was also an officer of Amerac Energy Corporation, where he had been employed in various positions for eight years, most recently as Vice President and Chief Accounting Officer.

     Mark A. Worthey, Vice President, Operations, is a geologist and is responsible for all aspects of operations in the field. Before joining us in September 1992, Mr. Worthey was with Coho Resources, Inc. as an exploitation manager, beginning his employment there in 1985. Mr. Worthey graduated from Mississippi State University with a Bachelor of Science degree in petroleum geology in 1984.

     Mark C. Allen, a Certified Public Accountant, joined us in April 1999 as Controller and Chief Accounting Officer. Prior to joining Denbury, Mr. Allen was Manager of Financial Reporting for ENSCO International Incorporated from November 1996 to April 1999. Prior to November 1996, Mr. Allen was a manager in the accounting firm of Price Waterhouse LLP.

     Ron Gramling is Vice President, Marketing and President of our marketing subsidiary. He joined us in May 1996 when we purchased the subsidiary's assets. Before becoming affiliated with Denbury, he was employed by Hadson Gas Systems as Vice President of term supply. Mr. Gramling has 30 years of marketing, transportation and supply experience in the natural gas and crude oil industry. He received his Bachelor of Business Administration degree from Central State University, Edmond, Oklahoma in 1970.

     Lynda Perrard is Vice President, Land, of Denbury. Ms. Perrard joined us in April 1994 and has over 30 years of experience in the oil and gas industry as a petroleum landman. Before joining Denbury, Ms. Perrard was the President and Chief Executive Officer of Perrard Snyder, Inc., a corporation performing contract land services. Ms. Perrard also served as Vice President, Land, for Snyder Exploration Company from 1986 to 1991.

                       STATEMENT OF EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets out a summary of executive compensation for our President and Chief Executive Officer and our next four most highly compensated executive officers for each the last three completed fiscal years (collectively, the "Named Executive Officers").

                                                    Annual Compensation (1)     Long Term Compensation
                                                -----------------------------   ----------------------
                                                                                  Number of Securities
                                                                                   Underlying Options          All Other
        Name and Principal Position             Year      Salary    Bonuses (2)          Granted            Compensation (3)
        ---------------------------             ----      ------    -------              -------            ---------------
Gareth Roberts                                  2001    $ 299,000   $ 125,350            18,700                $  13,488
        President and Chief Executive Officer   2000      282,000     118,223            21,200                   12,949
                                                1999      275,000      60,288            71,500                   15,188

Ronald T. Evans (4)                             2001    $ 195,000  $   81,750            12,200                $  24,775
        Vice President, Reservoir Engineering   2000      138,500      62,885             9,500                   18,220


Phil Rykhoek                                    2001    $ 195,000  $   81,750            12,200                $  19,291
        Chief Financial Officer and Secretary   2000      183,750      77,054            13,800                   15,937
                                                1999      175,000      38,365            45,500                   13,936

Mark A. Worthey                                 2001    $ 195,000  $   81,750            12,200                $  24,775
        Vice President, Operations              2000      183,750      77,054            13,800                   16,626
                                                1999      175,000      38,365            45,500                   11,201

Ron Gramling                                    2001    $ 155,000  $   64,981             9,700                $  21,619
        Vice President, Marketing               2000      136,500      57,225            10,200                   17,554
                                                1999      130,000      28,500            33,800                   15,654

     (1) The aggregate amount of all other non-cash annual compensation was less than 10% of the total annual salary and bonus of each Named Executive Officer for each year.

     (2) Bonuses represent the amounts earned based on our performance for the year indicated, even though they are actually paid in the subsequent year. Bonuses also include a Christmas bonus that is equivalent to one week's salary and has been paid to all employees for each of the last three years.

     (3) Amounts in this column for 2001 include our matching contributions to the Employee Stock Purchase Plan, 401(k) Plan and group term life, long-term disability and short-term disability insurance premiums paid on behalf of the Named Executive Officers as follows:

                             Stock Purchase                            Insurance
                                  Plan            401(k) Plan          Premiums
                            -----------------    -------------     -----------------
Gareth Roberts              $          11,213      $         -     $           2,275
Ronald T. Evans                        14,625            7,875                 2,275
Phil Rykhoek                            9,141            7,875                 2,275
Mark A. Worthey                        14,625            7,875                 2,275
Ron Gramling                           11,625            7,875                 2,119

     (4)  Mr.  Evans  was  appointed  by the  board  in  May  2000  as our  Vice
          President, Reservoir Engineering. Mr. Evans was first employed by us in September 1999.

OPTION GRANTS IN 2001

     The following table represents the options granted to the Named Executive Officers during 2001 and the value of such options as of the date of grant:


                                                   Individual Grants
                             --------------------------------------------------------------
                                                 % of
                                              Total Options
                             Number of         Granted to          Exercise
                              Options         Employees in           Price         Expiration               Grant Date
Name                          Granted             2001             ($/Share)         Date               Present Value $(1)
----                          -------             ----             ---------         -----               --------------
Gareth Roberts              18,700 (2)            1.5%            $  9.28           1/02/11                 $100,318
Ronald T. Evans             12,200 (2)            1.0%               9.28           1/02/11                   65,448
Phil Rykhoek                12,200 (2)            1.0%               9.28           1/02/11                   65,448
Mark A. Worthey             12,200 (2)            1.0%               9.28           1/02/11                   65,448
Ron Gramling                 9,700 (2)            0.8%               9.28           1/02/11                   52,037

     (1) As permitted by the Securities and Exchange Commission rules, the Grant Date Present Value of the options set forth in this table is calculated in accordance with the Black-Scholes option pricing model, using the following assumptions; expected volatility computed using, as of the date of grant, the prior five year monthly average of the our common stock listed on the NYSE, which was 63.5%; expected dividend yield - 0%; expected option term - 5 years; and a risk-free rate of return as of the date of grant of 4.8%, based on the yield of five year U.S. treasury securities. The real value of the options presented in this table depends upon the actual performance of the common stock during the applicable period in which they are exercised. The dollar amounts in this column are not intended to forecast potential future appreciation, if any, of the common stock.

     (2)  These options cliff vest 100% on January 2, 2005.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers concerning unexercised options held by them as of December 31, 2001. No options were exercised by the Named Executive Officers during 2001.

                                            AGGREGATED OPTION EXERCISES IN 2001
                                            AND DECEMBER 31, 2001 OPTION VALUES

                                                          Number of Common Shares
                       Shares                              Underlying Unexercised            Value of Unexercised In-the
                     Acquired on         Value                   Options at                        Money Options at
      Name            Exercise         Realized              December 31, 2001                  December 31, 2001 (1)
-----------------   -------------     -----------     --------------------------------     --------------------------------
                                                         Exercisable      Unexercisable       Exercisable      Unexercisable
                                                         -----------      -------------       -----------      -------------
Gareth Roberts            -                -               100,750            92,150          $  107,783        $  171,237
Ronald T. Evans           -                -                12,500            34,200              36,364            66,479
Phil Rykhoek              -                -                80,750            59,250              75,640           109,949
Mark A. Worthey           -                -                51,104            58,567              67,421           109,949
Ron Gramling              -                -                47,950            44,600              49,179            81,513

     (1) Based on the average of the high and low sales price of the common stock on December 31, 2001, of $7.15 per share as reported by the NYSE. A conversion exchange rate of Cdn. $1.4461 = U.S. $1.00 was assumed in the calculation as 6,250 of Mr. Rykhoek's options are denominated in Canadian dollars.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the board (the "Committee") is responsible for making recommendations to the board regarding the general compensation policies of the Company, the compensation plans and specific compensation levels for officers and certain other managers. The Committee also administers, along with the specific stock option and stock purchase plan committees, our stock option and stock purchase plans for all employees.

     The basic policy adopted by the board is to ensure that salary levels and compensation incentives are designed to attract and retain qualified individuals in key positions and are commensurate with the level of executive responsibility, the type and scope of our operations, and our financial condition and performance. The overall compensation philosophy is, (i) that we pay base salaries which will attract and retain outstanding talent, generally around the median salaries of comparable companies, (ii) that the main focus of compensation be in long-term incentives, (iii) that all employees be encouraged to be shareholders, and (iv) that the primary focus of compensation for employees be for the effort and results of the team or Company as a whole, rather than a focus on individual performance. The components of this philosophy consist of:

     (i)   competitive base salaries;
     (ii)  a stock purchase plan for all employees;
     (iii) stock options for all employees, but with a higher level for the professionals; and
     (iv)  a profit sharing plan or bonus plan.

     BASE SALARIES. In determining an executives' salary, the Committee weighs individual performance, overall corporate performance, the executive's position and responsibility in the organization, the executive's experience and expertise and compensation for comparable positions at comparable companies. In making recommendations, the Committee exercises subjective judgment using no specific weights for these factors. The Committee believes that base salaries that average at or near the median of comparable companies, as determined from salary surveys and other data, are generally appropriate as a frame of reference for base pay decisions. The specific compensation for individual executives will vary from these levels as a result of the subjective judgment of the Committee and based on the recommendation of the Chief Executive Officer with regard to the other executives. This is the primary part of the compensation package whereby a distinction is made for individual performance as the other components of the compensation plan are generally consistent among employee groups and are proportional to salaries.

     STOCK PURCHASE PLAN. To encourage ownership in the Company by all of the employees, we have a stock purchase plan which allows all employees to contribute up to 10% of their base compensation with the Company matching 75% of such contributions. The combined funds are used at the end of each quarter to purchase common stock at the current market price. In addition, we pay the income tax on the matching portion for employees that are below a certain salary threshold, generally the employees that are not in the professional group. The stock purchase plan requires each employee to hold these shares for a minimum of one year before disposition. The top five most highly compensated officers received approximately 9% of the total Company matching compensation during 2001.

     STOCK OPTIONS. Stock options have been awarded to all employees. To further encourage the team concept, at the time of each grant the options are allocated among employees as a percentage of salary, generally allocated in the same ratio as bonuses. The executive officers receive stock options at the same percentage of salary as the other employees in the management and professional group. These options are designed to retain and motivate the grantees and to improve long-term Company performance by making executive rewards consistent with those of all shareholders. All options are granted at the prevailing market price and will only have value if the market price of the common stock increases after the date of grant. The top five most highly compensated officers received approximately 5.3% of the total option grants during 2001. See also "Statement of Executive Compensation - Option Grants in 2001."

     Since 1997, we have granted options to our employees at their time of employment with such options vesting 25% per year over a period of four years. Additional options have also been granted on an annual basis to the professional group (and for the last four years to all employees) which generally vest 100% four years from the date of grant. The net effect was that the professional employee would always have options vesting each year for the next four years. The annual grants made in early 1999 were an exception to the normal annual vesting schedule as these grants vested 25% per year over a period of four years. In addition to a modification of the normal vesting parameters, the Committee authorized a larger than normal grant at that time in order to give the employees renewed long-term incentives in light of the depressed stock prices and in lieu of any salary increases or bonuses for 1998.

     All of the options granted under the Option Plan expire ten years from the date of grant and, to the extent allowed under the United States federal income tax laws, are granted as incentive stock options. In determining the specific level of option grants, the Committee takes into consideration several factors without giving particular weight to any one factor. These factors include, (i) the total options relative to the total common stock outstanding, (ii) the level of compensation for each option based on option pricing models such as Black-Scholes, (iii) the number of option grants made by comparable companies for similar positions, (iv) the perceived incentive value of the options currently held by the employees, and (v) the overall compensation package for that year.

     BONUS PLAN. All of our employees participate in the profit sharing or bonus plan. Bonuses are recommended by the Committee and awarded by the board each year based on our overall results and the achievement of predetermined goals and objectives. The bonus plan currently has four levels of compensation whereby at the base level, which includes all employees, bonuses range from zero to ten percent of base salaries. There is an additional compensation layer for all employees in the professional group whereby these employees could earn an additional bonus of up to ten percent of salaries, or a total bonus ranging from zero to twenty percent. In addition, certain members of the professional group that were part of management or were exceptional performers were eligible to earn an additional bonus of up to ten percent of salaries, or a total bonus ranging from zero to thirty percent. Lastly, our officers and other senior management are eligible for an additional ten percent of salaries, or a total bonus ranging from zero to forty percent. In addition to the aforementioned profit sharing plan, we have usually paid a Christmas bonus each year which is equivalent to one week of each employees' base salary.

     The Committee recommended that bonuses be awarded at the maximum end of the range for 2001, which were paid in early 2002. During 2001, the Company achieved record levels of production, proved reserves, pre-tax earnings and cash flow from operations. Furthermore, the Committee recognized that most of the improved financial results in 2001 over 2000 were related to the increased production, as commodity prices actually decreased from 2000 levels. The Committee recognized that the Company achieved a 46% increase in its average daily BOE production rates between 2000 and 2001, completed the acquisition of Matrix Oil & Gas, Inc., a significant acquisition for us, and increased its reserves by 25% year over year. The Company also generally met its stated objectives and goals for the year and met or exceeded its forecasts in almost every area. As such, the Committee recommended that bonuses be awarded for 2001, to be paid in early 2002, equal to ten percent of salaries for all employees, an additional ten percent for all members of the professional group, an additional ten percent for certain professionals, and an additional ten percent for our top managers and officers. These bonuses were at the highest point of each range. The President and Chief Executive Officer and all other Named Executive Officers received a bonus equal to 40% of their salaries.

     In 2001, the Committee also approved salary increases, effective January 1, 2002, to reward employees for the improved financial and operating results in 2001, to keep our salaries competitive with our peers, and to recognize the overall wage inflation in the industry. These salary increases averaged 4.1% for the Company as a whole, 3.5% for the Named Executive Officers as a group and 3.5% for the President and Chief Executive Officer.

     The foregoing report has been furnished by the following members of the Committee. None of the Committee members are former or current officers of our Company or any of its subsidiaries, nor has any member of the Committee had any Compensation Committee interlocks during the year.

                                           The Compensation Committee
                                           William S. Price, III, Chairman
                                           Ronald G. Greene

SEVERANCE PROTECTION PLAN

     In December 2000, the board approved a severance protection plan for all of our employees. Under the terms of the severance plan, an employee is entitled to receive a severance payment if a change of control in the Company occurs and the employee is terminated within two years of the change of control. The severance plan will not apply to any employee that is terminated for cause or by an employee's own decision for other than good reason (e.g., change of job status or a required move of more than 25 miles). If entitled to severance payments under the terms of the severance plans, the Chief Executive Officer and other senior officers that are members of our investment committee will receive three times their annual salary and bonus, all of our other officers will receive two and one-half times their annual salary and bonus, certain other members of management will receive two times their annual salary and bonus, and all other employees will receive from one-third to one and one-half times their annual salary and bonus depending on their salary level and length of service with us. All employees will also receive medical and dental benefits for a period of time equal to 50% of the number of months during which they receive severance benefits.

     The severance plan also provides that if our officers are subject to the "parachute payment" excise tax, then the Company will pay the employee under the severance plan an additional amount to "gross up" the payment so that the employee will receive the full amount due under the terms of the severance plan after payment of the excise tax.

                             SHARE PERFORMANCE GRAPH

     The following graph illustrates changes over the five year period ended December 31, 2001 in cumulative total shareholder return on our common stock, assuming an initial investment of $100 on December 31, 1996, as measured against the cumulative total return of the S&P 500 and the Dow Jones Oil - Secondary Indexes.

                                CUMULATIVE TOTAL RETURN ON $100 INVESTMENT
                                (DECEMBER 31, 1996 - DECEMBER 31, 2001)

                                    1996       1997       1998       1999       2000       2001
                                   -------   --------   --------   --------   --------   --------
Denbury                          $   100   $    310   $    105   $     72   $    183   $    122
S&P 500                              100        158        200        239        214        186
Dow Jones Oil -Secondary             100        122         83         94        147        134


                                [GRAPHIC OMITTED]

                 INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

     Other than as described below, there are no material interests, direct or indirect, of any of our directors, officers or shareholders who beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of our outstanding common stock, or any known family member, associate or affiliate of such persons, in any transaction within the last three years or in any proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries. We believe that the terms of the transactions described below were as favorable to us as terms that reasonably could have been obtained from non-affiliated third parties.

TPG INVESTMENTS

     TPG has made several different investments in the Company. Its $40.0 million initial investment in December 1995 was comprised of a private placement of securities, which included 4.2 million shares of common stock, 625,000 warrants and 1.5 million shares of convertible preferred stock. The convertible preferred stock was converted into 2.8 million shares of common stock in 1996 and the warrants were exercised in January 1998. TPG also purchased shares in two of our public stock offerings. TPG purchased 800,000 shares of common stock in October 1996 at an aggregate cost of $9.6 million and 313,400 shares of common stock in February 1998 at an aggregate cost of $5.0 million. Both of these acquisitions were made at the same price that the shares were sold by the Company to the underwriters.

     In April 1999, TPG purchased 18,552,876 shares of common stock at $5.39 per share for an aggregate consideration of $100 million. As a result of this investment, TPG's ownership increased from approximately 32% to 60% of our issued and outstanding common stock. Since that time, TPG's ownership has been diluted to 51.5% as of March 15, 2002. By virtue of their 51.5% ownership of us, TPG has sufficient voting power to control the election of directors, to determine our corporate and management policies and to effect the shareholder approval of a merger, consolidation or sale of all or substantially all of our assets.

     In addition, as part of TPG's $100 million investment in 1999, we agreed to execute a new registration rights agreement with TPG. The new registration rights agreement covers all of the shares owned by TPG, or a total of 27,274,314 shares of common stock. The agreement provides TPG "piggyback" registration rights and also gives TPG the right to cause Denbury to file up to four demand registrations, including one shelf registration. These demand rights expire in April 2005 and are subject to customary exceptions and black-out periods. We will bear the expenses of each "piggyback" registration and the expenses of three of four demand registrations. Under the registration rights agreement, we cannot grant any registration rights to any other person on terms more favorable than those granted to TPG. We have also agreed to indemnify TPG for specified items with regard to the registration statements. To date, TPG has never exercised these registration rights.

                              SHAREHOLDER PROPOSALS

     All future shareholder proposals must be submitted in writing to Phil Rykhoek, Chief Financial Officer and Secretary, 5100 Tennyson Parkway, Suite 3000, Plano, Texas 75024. In order for a shareholder proposal to be included in the proxy materials for the 2003 Annual Meeting of Shareholders, the proposal must be received by the Company no later than December 11, 2002. These proposals must also meet other requirements of the Securities and Exchange Act of 1934 to be eligible for inclusion.

     The form of Proxy for the annual meeting of shareholders grants authority to the persons designated therein as proxies to vote in their discretion on any other matters that come before the meeting, or any adjournment thereof, that are not set forth in our Proxy Statement, except for those matters as to which adequate notice is received. In order for a notice to be deemed adequate for purposes of the 2003 annual meeting of shareholders, it must be received prior to February 24, 2003.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The board has selected Deloitte & Touche LLP, which has audited the Company's books annually since 1991, as independent accountants for 2002. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and/or to respond to appropriate questions.

AUDIT FEES

     Audit fees billed to us by Deloitte & Touche LLP for its audit of our annual financial statements for the year ended December 31, 2001, and for its review of our financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC for 2001 totaled $134,000.

ALL OTHER FEES

     Fees billed to us by Deloitte & Touche LLP during our 2001 fiscal year for all other non-audit service rendered to us were $171,203. Of this amount, $113,736 in fees were for attestation services relating to matters such as comfort letters and consents for SEC and other registration statements, employee benefit plan audits, and consultation on accounting standards and transactions. The remaining $57,467 in fees were for tax planning and tax compliance related services. There were no other professional services rendered by Deloitte & Touche LLP during 2001.

     In connection with the recently revised standards for independence of our independent public accountants promulgated by the SEC, the Audit Committee has reviewed and is satisfied that the additional services did not affect the independence of Deloitte & Touche LLP.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require our executive officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and stock exchanges and to furnish us with copies. Based solely on our review of the copies of such forms received by us, or representations made to us, we are aware of four late filings of these forms. Mr. Ron Gramling, VP of Marketing, was late in filing a Form 4 relating to a sale of stock in August, 2001, Mr. Jeffrey Smith, a director, was late in filing a Form 3 after he became a director in May of 2001, and Messrs. Ronald

Greene and Wieland Wettstein were late in filing their Forms 5 relating to shares acquired during 2001 pursuant to the Director's Compensation Plan. We are not aware of any other late filings or filings that were not made by our officers or directors.

                                  OTHER MATTERS

     We know of no other matter to come before the annual meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy.

     All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of our directors and officers and their relationship and transactions with us is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by such owner with the SEC.

     WE HAVE PROVIDED TO EACH PERSON WHOSE PROXY IS SOLICITED HEREBY A COPY OF OUR 2001 ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2001. THE ANNUAL REPORT TO SHAREHOLDERS DOES NOT CONSTITUTE A PART OF THE PROXY SOLICITING MATERIAL. A COPY OF OUR ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO DENBURY RESOURCES INC., ATTN: INVESTOR RELATIONS, 5100 TENNYSON PARKWAY, SUITE 3000, PLANO, TEXAS 75024, OR BY E-MAIL TO INVREL@DENBURY.COM.


                                   By order of the board of directors

                                   /s/ Phil Rykhoek
                                   Phil Rykhoek
                                   Chief Financial Officer and Secretary

                               *** PROXY CARD ***

                             DENBURY RESOURCES INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                   to be held
                             Wednesday, May 22, 2002

                           -------------------------
                           PROXY VOTING INSTRUCTIONS
                           -------------------------


TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
-------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number, which is presented below, available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number, which is presented below, available when you access the web page.

YOUR CONTROL NUMBER IS ->             [      ]

          Please Detach and mail in the Envelope Provided


  [X]         Please mark your
              votes as in this
              example


1. Proposal to elect directors.                                              FOR      AGAINST    FOR, except vote
Nominees:                                                                                        withheld from the
     Ronald G. Greene                                                                            following nominees:
     David Bonderman                                                         [ ]     [ ]                [ ]
     David I. Heather                                                                            ------------------
     David B. Miller                                                                             ------------------
     William S. Price, III                                                                       ------------------
     Gareth Roberts                                                                              ------------------
     Jeffrey Smith                                                                               ------------------
     Wieland F. Wettstein                                                                        ------------------
     Carrie A. Wheeler



                                                                             FOR      AGAINST     ABSTAIN

2. Proposal to increase the number of shares that may be                     [ ]        [ ]         [ ]
issued under Denbury's Employee Stock Option Plan by
1,600,000 shares of Common Stock.

                                                                             FOR      AGAINST     ABSTAIN

3. Proposal to increase the number of shares that may be                     [ ]        [ ]         [ ]
issued under Denbury's Employee Stock Purchase Plan by
500,000 shares of Common Stock.


Signature:_________________________Date:___________________Signature:___________________________ Date:___________________
                                                                       (If held Jointly)

                               *** PROXY CARD ***

                             DENBURY RESOURCES INC.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2002


     By signing this proxy, I appoint Ronald G. Greene, Chairman of the Board of Denbury, and Gareth Roberts, President and Chief Executive Officer of Denbury, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Denbury Resources Inc. common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 22, 2002, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

     IF THIS PROXY IS PROPERLY EXECUTED, YOUR SHARES OF DENBURY RESOURCES INC. COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER YOU SPECIFY. IF NO SPECIFICATION IS MADE, YOUR SHARES OF DENBURY RESOURCES INC. STOCK WILL BE VOTED FOR EACH OF THE NINE NOMINEES FOR DIRECTOR, FOR THE PROPOSAL TO INCREASE THE NUMBER OF SHARES ISSUABLE UNDER THE STOCK OPTION PLAN AND FOR THE PROPOSAL TO INCREASE THE NUMBER OF SHARES ISSUABLE UNDER THE EMPLOYEE STOCK PURCHASE PLAN. THE PROXIES ARE AUTHORIZED TO VOTE YOUR SHARES, IN THEIR DISCRETION, ON ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE MEETING.

                     PLEASE SIGN AND MAIL YOUR PROXY TODAY.